Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of First Merchants Corporation (Corporation) on Form S-4 of our reports dated March 15, 2013, on the consolidated financial statements of the Corporation as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, and on our audit of internal control over financial reporting of the Corporation as of December 31, 2012, which reports are included in our Annual Report on Form 10-K. We also consent to the references to our firm under the caption “Experts.”

BKD, LLP

Indianapolis, Indiana

September 20, 2013